EXHIBIT 3.2(c)

                CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWER,
     PREFERENCES AND RELATIVE,PARTICIPATING, OPTION OR OTHER SPECIAL RIGHTS,
         AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF
                 THE SERIES OF PREFERRED STOCK TO BE DESIGNATED.

                                   SERIES A 6%
                             CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK
                                ($.001 PAR VALUE)

                                       OF

                       INTELLIGENT MOTOR CARS GROUP, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on March 1, 2005, by the Board of Directors of Intelligent Motor Cars Group, Inc., a Delaware corporation (hereinafter referred to as the "Corporation"), pursuant to authority conferred upon the Board of Directors by the provisions of the Articles of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of
Delaware:

         RESOLVED that pursuant to authority expressly granted to and vested in this Board of Directors of the Corporation in accordance with the Certificate of Incorporation of the Corporation (the "Articles of Incorporation"), the issuance of a series of Cumulative Convertible Series A 6% Preferred Stock, par value $.001, of the Corporation now has authority to issue be, and the same hereby is, authorized, and this Board of Directors hereby fixes the designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock) as follows:

         1. Designation. There shall be a series of Convertible Preferred Stock designated as "Series A 6% Cumulative Convertible Preferred Stock" and the number of shares constituting that series shall be 10,000,000.

         2. Dividend. (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends at the rate of six ($0.06) cents per share of Series A Preferred Stock per annum, paid quarterly (appropriately adjusted for stock splits, stock dividends and the like).

         (b) Dividends shall be payable quarterly in arrears, on March 31, June 30, September 31 and December 31 of each year (each, a "Dividend Payment Date"). If any Dividend Payment Date occurs on a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close, any dividends otherwise payable on such Dividend Payment Date shall be paid on the next business day. Dividends shall be paid to the holders of record of the Series A Preferred Stock, as their names shall appear on the share register of the Corporation on the record date for such dividend. Dividends payable in any Dividend Period (as hereinafter defined) that is less than a full Dividend Period in length shall be computed on the basis of a 90 day-period and actual days lapsed in such Dividend Period. Dividends in arrears for any past Dividend Periods may be paid at any time to holders of record on the Record Date therefor. "Dividend Period" shall mean any period from and including the first issuance date of shares of Series A Preferred Stock until but not including the first Dividend Payment Date and thereafter, each quarterly period from and including each Dividend Payment Date to but not including the next Dividend Payment Date.

         (c) Dividends shall be paid to the holders of record of the Series A Preferred Stock, at the option of the Corporation, either (a) in cash, or (b) in the form of shares of newly issued shares of the Corporation's Common Stock (the "Dividend Shares") valued at the average of the closing "bid" price for the Corporation's Common Stock for the twenty (20) trading days immediately preceding a Dividend Payment Date as reported in the principal consolidated transaction reporting system with respect to securities listed on such exchange (or market) or, if such securities are not listed or admitted to trading on any national securities exchange, the last quoted price in the over-the-counter market, as reported by NASDAQ or such other organization. In the event that the Corporation's Common Stock are not then trading listed on any such exchange (or market), the value of the Dividend Shares shall be deemed to be the fair market value of such share as determined in good faith by thee Corporation's Board of Directors in good faith, unless the holder of a majority of the outstanding shares of Series A Preferred Stock shall object thereto by notice in writing to the Corporation within fifteen (15) days after the date of such notice. In the event of such objection, the objecting holders will designate in their notice five proposed arbitrators who would be acceptable to such holders. The valuation of the Dividend Shares then shall be determined by an arbitrator selected by the Board from the list proposed by the objecting holder. If a single arbitrator cannot be agreed upon between the objecting holders and the Board within ten
(10) days after the date of the notice of objection sent by the objecting holders of Series A Preferred Stock, then the valuation of the Dividend Shares shall be determined by arbitration in which (i) one arbitrator shall be named by the objecting holders of Series A Preferred Stock within fifteen (15) days after the date of such notice of objection, (ii) the second arbitrator shall be named by the Board within ten (10) days after the date of receipt of notice from the objecting holders naming their arbitrator, (iii) the two arbitrators thus selected shall select a third arbitrator within fifteen (15) days after the selection of the second arbitrator, and (iv) the three arbitrators thus selected shall determine the valuation of the Dividend Shares majority vote within thirty
(30) days after the election of the third arbitrator. The costs of such arbitration shall be borne equally by the Corporation and the objecting holders of the Series A Preferred Stock (on a pro rata basis out of the property, rights or other securities otherwise distributable to them).

         3. Voting. Except as may be otherwise provided in herein or by law, the Series A Preferred Stock shall not have any voting rights in actions to be taken by the stockholders of the Corporation.

          4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred Stock, and shall be paid an amount equal to any unpaid dividends and thereafter, the holders of the shares of Series A Preferred Stock will share pro rata with the holders of Common Stock.

         5. Conversions. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

         ss. Optional Conversion. Each share of Series A Preferred Stock shall be convertible at any time, at the option of the holder thereof, and at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as determined by dividing $1.00 per share (the "Original Issue Price") by the conversion price per share applicable to each of such shares (the "Conversion Price") computed as hereinafter provided, in effect at the time of conversion.

         ss. Twenty-five percent (25%) of the Series A Preferred Stock shall be convertible into shares of the Corporation's Common Stock at a Conversion Price equal to the lower of (x) ninety-five percent (95%) of the average closing bid prices for the Corporation's Common Stock for the twenty (20) trading days preceding the applicable date of issuance of the Series A Preferred Stock being converted (the "Issuance Date") and (y) ninety-five percent (95%) of the bid price for the Corporation's Common Stock for the one (1) trading day preceding the Issuance Date.

         ss. Twenty-five percent (25%) of the Series A Preferred Stock shall be convertible into shares of the Corporation's Common Stock at a Conversion Price equal to the lower of (x) ninety-five percent (95%) of the average closing bid prices for the Corporation's Common Stock for the twenty (20) trading days preceding the date which is the three (3) month anniversary of the Issuance Date and (y) ninety-five percent (95%) of the bid price for the Corporation's Common Stock for the one (1) trading day preceding the three (3) month anniversary of the Issuance Date.

         ss. Twenty-five percent (25%) of the Series A Preferred Stock shall be convertible into shares of the Corporation's Common Stock at a Conversion Price equal to the lower of (x) ninety-five percent (95%) of the average closing bid prices for the Corporation's Common Stock for the twenty (20) trading days preceding the date which is the six (6) month anniversary of the Issuance Date and (y) ninety-five percent (95%) of the bid price for the Corporation's Common Stock for the one (1) trading day preceding the six (6) month anniversary of the Issuance Date.

         ss. Twenty-five percent (25%) of the Series A Preferred Stock shall be convertible into shares of the Corporation's Common Stock at a Conversion Price equal to the lower of (x) ninety-five percent (95%) of the average closing bid prices for the Corporation's Common Stock for the twenty (20) trading days preceding the date which is the nine (9) month anniversary of the Issuance Date and (y) ninety-five percent (95%) of the bid price for the Corporation's Common Stock for the one (1) trading day preceding the nine (9) month anniversary of the Issuance Date.

                  The Conversion Price shall be subject to adjustment as hereinafter provided. Any holder of Series A Preferred Stock desiring to convert its shares of Series A Preferred Stock may convert all or part of their shares of Series A Preferred Stock in accordance herewith.

         Before any holder of Series A Preferred Stock shall be entitled to optional conversion of such Series A Preferred Stock into shares of Common Stock, such holder shall (i) surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an affidavit of lost certificate with respect to such certificate or certificates satisfactory to the Corporation, and give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, the number of shares of Series A Preferred Stock being converted and the number of shares of Common Stock that such shares of Series A Preferred Stock are convertible into ("Conversion Shares"). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series A Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Any accrued but unpaid dividends on shares of the Series A Preferred Stock surrendered for conversion shall be paid in contemporaneously with the issuance of certificates evidencing shares of Common Stock upon the conversion.

         (b) Adjustments for Combinations or Consolidations of Common Stock or Preferred Stock.

             (1) Adjustments for Subdivisions or Combinations of Common Stock. If the outstanding shares of Common Stock shall be subdivided (by reclassification, stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated, (by reclassification, stock split or otherwise), into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

             (2) Adjustments for Subdivisions or Combinations of Preferred Stock. If the outstanding shares of Series A Preferred Stock shall be subdivided (by reclassification, stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification, stock split or otherwise) into a lesser number of shares of Series A Preferred Stock, the Original Issue Price and Liquidation Preference, if any, of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

             (3) Adjustment for Mergers or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another Corporation or the conveyance of all or substantially all of the assets of the Corporation to another Corporation, each share of Series A Preferred Stock shall be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

         (c) No Impairment. The Corporation shall not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the trading of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         (d) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 5, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and, the Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

         (e) Notice of Record Date. In the event that the Corporation shall propose at any time:

                 (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not out of earnings or earned surplus;

                 (ii) to offer for subscription pro-rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                 (iii) to effect any reclassification or recapitalization of its Common stock outstanding involving a change in the Common Stock; or

                 (iv) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

         then in connection with each such event, the Corporation shall send a written notice to the holders of the Series A Preferred Stock:

             (1) at least twenty (20) days prior to the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of any of the matters referred to in subsection (iii) or (iv) above; and

             (2) at least twenty (20) days prior to the date when any of the matters referred to in subsections (iii) or (iv) above shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation. In the event the notice requirements of this section are not complied with or waived, the Corporation shall forthwith either cause the closing of the transactions to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Preferred Stock shall revert to and be the same as the rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this section.

         (f) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (h) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

         6. Amendments. No provision of these terms of the Series A Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

         IN WITNESS WHEREOF, Intelligent Motor Cars Group, Inc. has caused this certificate to be signed on it behalf by Gerald Scalzo, its President, this 7th day of April, 2005.

                                              INTELLIGENT MOTOR CARS GROUP, INC.

                                              By: /s/ Gerald Scalzo
                                                  -----------------------------
                                                  Name: Gerald Scalzo
                                                  Title: President